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                                                                    EXHIBIT 99.2

                          CARDIOVASCULAR DYNAMICS, INC.
                         NOTICE OF GRANT OF STOCK OPTION

         Notice is hereby given of the following option grant (the "Option") to purchase shares of the Common Stock of CardioVascular Dynamics, Inc. (the "Corporation"):

         Optionee: _____________________________________________________________

         Grant Date: ___________________________________________________________

         Vesting Commencement Date: ____________________________________________

         Exercise Price: $___________________________________ per share

         Number of Option Shares: ______________________________ shares

         Expiration Date: ______________________________________________________

         Type of Option:    ____  Incentive Stock Option

                            ____  Non-Statutory Stock Option

         Exercise Schedule: The Option shall become exercisable with respect to
         (i) twenty-five percent (25%) of the Option Shares upon Optionee's completion of one (1) year of Service measured from the Vesting Commencement Date and (ii) the balance of the Option Shares in successive equal monthly installments upon Optionee's completion of each of the next thirty-six (36) months of Service measured from and after the first anniversary of the Vesting Commencement Date. In no event shall the Option become exercisable for any additional Option Shares after Optionee's cessation of Service.

         Optionee understands and agrees that the Option is granted subject to and in accordance with the terms of the CardioVascular Dynamics, Inc. 1996 Stock Option/Stock Issuance Plan (the "Plan"). Optionee further agrees to be bound by the terms of the Plan and the terms of the Option as set forth in the Stock Option Agreement attached hereto as Exhibit A.

         Optionee hereby acknowledges receipt of a copy of the official prospectus for the Plan in the form attached hereto as Exhibit B. A copy of the Plan is available upon request made to the Corporate Secretary at the Corporation's principal offices.
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         No Employment or Service Contract. Nothing in this Notice or in the attached Stock Option Agreement or Plan shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee's Service at any time for any reason, with or without cause.

         Definitions. All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the attached Stock Option Agreement.

_______________, 199_
    Date

                                               CARDIOVASCULAR DYNAMICS, INC.

                                               By: _____________________________

                                               Title: __________________________

                                               _________________________________
                                               OPTIONEE

                                               Address: ________________________

                                               _________________________________

ATTACHMENTS
Exhibit A - Stock Option Agreement
Exhibit B - Plan Summary and Prospectus

                                       2.
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                                    EXHIBIT A

                             STOCK OPTION AGREEMENT
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                                    EXHIBIT B

                           PLAN SUMMARY AND PROSPECTUS